Exhibit 10.7

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (“Third Amendment”) is effective as of the 14th day of June, 2019 (“Effective Date”) and is made by and between Kraus-Anderson, Incorporated, a Minnesota corporation (“Landlord”) and Imricor Medical Systems, Inc., a Delaware corporation (the “Tenant”).

RECITALS:

A.     Landlord is leasing to Tenant and Tenant is leasing from Landlord certain premises commonly known as Suite 301-303 and 305 (the “Leased Premises”) in the Gateway Business Park III Office Building located at 400 Gateway Boulevard, Burnsville, Minnesota 55337 pursuant to written Lease Agreement dated May 15, 2007 as amended by First Amendment to Lease Agreement dated March 23, 2009 and by Second Amendment to Lease Agreement dated October 18, 2012 (collectively, the “Lease”).

B.     The term of the Lease is scheduled to expire on July 31, 2019 and the parties have agreed to extend the term of the Lease for an additional period of thirty-nine (39) months and to amend certain other provisions of the Lease.

NOW THEREFORE, in consideration of mutual agreements contained herein, Landlord and Tenant hereby agree that the Lease shall be and hereby is amended as follows:

1.    Definitions: Any term or phrase with an initial capitalized letter shall have the meaning given it by this Third Amendment, or if not so defined, shall have the meaning given it by the Lease.

2.    Extended Term: The term of the Lease is hereby extended for an additional period of thirty-nine (39) months starting on August 1, 2019 and ending on October 31, 2022 (the “Extended Term”). The extension of the term of the Lease pursuant to this Third Amendment is in lieu of the Tenant exercising the option to renew that is currently set forth in the Lease. The parties acknowledge and agree that the Tenant’s option to renew the term of the Lease is hereby terminated and of no further force or effect. Unless sooner terminated in accordance with the Lease, including, without limitation, Section 6 of this Third Amendment, the Extended Term of the Lease shall expire on October 31, 2022 and Tenant has no further option or rights to renew or extend the term of the Lease beyond October 31, 2022 unless subsequently agreed to in writing by Tenant and Landlord.

3.    Base Rent: During the Extended Term, Tenant shall pay to Landlord annual Base Rent in the amount of [***] in monthly installments in the amount of [***]. Monthly installments of annual Base Rent shall be paid to Landlord on or before the first (1st) day of each month during the Extended Term, beginning on August 1, 2019.

4.    Additional Rent: During the Extended Term, Tenant shall continue to pay its prorata share of Additional Rent, including but not limited to operating expenses, real estate taxes, insurance, utilities and any and all other amounts which Tenant is or becomes obligated to pay Landlord under the Lease.

5.    Improvement Allowance: Landlord hereby consents to Tenant making improvements to the Leased Premises by updating the breakrooms, per plans approved by Landlord, and cleaning the carpets and tile throughout the Leased Premises (collectively, the “Tenant’s Improvements”). Tenant shall promptly pay all costs charged by Tenant’s contractors and suppliers for all labor and materials provided for the Tenant’s Improvements (collectively, “Tenant Improvement Costs”). Provided Tenant is not in default in performing any of its obligations under this Lease, Landlord shall pay to Tenant an improvement allowance (“Improvement Allowance”) of up to [***] as reimbursement to Tenant of all or a portion of the actual Tenant Improvement Costs paid by Tenant. The Improvement Allowance may not be used for any portion of the Tenant’s Improvements that do not constitute a physical improvement to the Leased Premises or Building. Specifically, the Improvement Allowance may not be used for the cost of furniture, fixtures, equipment or cabling. If the actual total amount of the Tenant Improvement Costs is less that the maximum amount of the Improvement Allowance, Landlord shall only be obligated to pay Tenant the actual amount of the Tenant Improvement Costs and Tenant shall have no right to receive the amount of the Improvement Allowance that exceeds the Tenant Improvement Costs, either as a direct payment or as a credit against any rent payable under this Lease. Landlord shall pay the applicable amount of the Improvement Allowance to Tenant within ten (10) business days after Tenant has furnished Landlord with all of the following items:

(i)	A copy of the building permit, if required for Tenant’s Improvements;
(ii)

A final sworn construction cost statement, signed by Tenant and Tenant’s contractor, if any, listing all of the Tenant Improvement Costs and the names and addresses of all of the contractors and suppliers used to perform Tenant’s Improvements;

(iii)	Signed lien waivers from all contractors and suppliers for all labor and materials provided in connection with Tenant’s Improvements; and
(iv)

A certificate of substantial completion signed by Tenant’s general contractor, certifying that Tenant’s Improvements are substantially complete and comply with the plans and specifications for Tenant’s Improvements that were approved by Landlord.

If Tenant fails to pay any of the Tenant Improvement Costs when due, or fails to substantially complete Tenant’s Improvements or fails to furnish Landlord with all of the items required by (i)-(iv) above within eighteen (18) months after the Effective Date, Tenant shall forfeit its right to receive the Improvement Allowance and thereafter Landlord shall have no further obligation to pay the Improvement Allowance to Tenant.

6.    Early Termination: Section 6 of the Second Amendment to Lease dated October 18, 2012 is hereby deleted in its entirety and in lieu thereof is substituted the following:

“At any time during the Extended Term Tenant may, at its option, terminate this Lease by giving Landlord written notice stating that Tenant is electing to terminate the Lease effective on the last day of the sixth (6th) full calendar month after the date of Tenant’s notice of termination (“Early Termination Date”). On the date that Tenant provides written notice of termination to Landlord, Tenant shall pay Landlord an amount equal to the unamortized portion of the total of (i) Improvement Allowance defined in Section 5 above, and (ii) the leasing commissions and other costs incurred by Landlord to secure this Third Amendment (collectively, the “Transaction Cost”) plus interest thereon at the annual rate of 8% from the date incurred by Landlord. The total Transaction Cost is estimated to be [***]. For purposes of this Section, the actual Transaction Cost, plus interest, shall be amortized on a straight-line basis over the Extended Term and the unamortized portion of the Transaction Cost, plus interest, shall be determined by reference to the period of time remaining in the Extended Term after the Early Termination Date. On the date that Tenant provides Landlord with the written notice of termination, through and including the Early Termination Date, Tenant shall not be in default under the terms of this Lease. If Tenant is in default or subsequently does default and such default is not cured within the time allowed by this Lease, Tenant’s right of early termination described in this Section shall be null and void and this Lease shall remain in full force and effect throughout the Extended Term. If this Lease is terminated in accordance with this Section, neither party hereto shall have any further liability to the other for obligations accruing under this Lease after the Early Termination Date, except for indemnification obligations that expressly survive termination of this Lease.”

7.    Permitted Transfers: Notwithstanding anything to the contrary in Article 16, Section 1 of the Lease, Landlord hereby consents to any change in ownership or effective control of Tenant resulting from the sale of Tenant’s equity on the Australian Stock Exchange and Landlord waives any right to terminate the Lease based upon a change in ownership or effective control of Tenant as a result of such sales. Tenant shall remain liable for the performance of all of the Tenant’s obligations under the Lease notwithstanding any such sale of equity in Tenant.

8.    Effect: Except as specifically amended by this Third Amendment, the original terms of the Lease shall remain in full force and effect and are hereby ratified by the parties.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the Effective Date first above written.

LANDLORD	KRAUS-ANDERSON, INCORPORATED a Minnesota corporation

	By:	/s/ Phillip F. Boelter
Philip F. Boelter
	Its:	Executive Vice President

TENANT	IMRICOR MEDICAL SYSTEMS, INC. a Delaware corporation

	By:	/s/ Gregg S. Stenzel
Gregg S. Stenzel
	Its:	Vice President Operations

Signature page to Third Amendment to Lease Agreement